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                                                               EXHIBIT 10.14


                              SEVERANCE AGREEMENT

         THIS AGREEMENT is made and entered into as of the 17th day of March, 1993 by and between Transco Energy Company, a Delaware corporation (the "Company"), and Thomas W. Spencer (the "Employee").

                                  WITNESSETH:

         WHEREAS, the Employee has rendered outstanding service to the Company and the Employee's experience and knowledge of the affairs of the Company, and his reputation and contacts are extremely valuable to the Company; and

         WHEREAS, in recognition of the Employee's service to the Company and as an inducement to the Employee to continue in the employ of the Company, the Company has offered the Employee, among other things, this Agreement and the Employee has accepted the Company's offer;

         NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Employee hereby agree as follows:

         1. Term. This Agreement shall commence on the date hereof and shall continue until December 31, 1994; provided however, that commencing January 1, 1994 and on each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Company shall have given written notice to the Employee of the Company's election that this Agreement shall terminate on the December 31 next following the January 1st in respect of which such notice is given; and provided further, that this Agreement shall automatically terminate in all events on the earlier of the Employee's death or 65th birthday if it has not been earlier terminated as provided above. Any termination of this Agreement shall not affect the Company's obligation to pay any benefit which may have accrued under this Agreement prior to, or in the case of death, as of the date this Agreement is terminated.

         2. Termination of Employment. The Employee shall be entitled to the benefits provided in Section 3(ii) hereof upon the termination of his employment with the Company occurring during the Agreement Period (as hereinafter defined) unless such termination is (a) by the Company for Cause (as hereinafter defined), (b) by the Employee without the written consent of the Board of Directors of the Company or for other than Good Reason (as hereinafter defined), or (c) due to the Employee's death. The Employee or his beneficiary, if applicable, shall be entitled to the benefits provided in
Section 3(iii) hereof upon the Employee's death, or the Employee's election to retire (x) prior to his Normal Retirement Date (as defined in the Company's Retirement Plan) with the consent of the Chief Executive Officer of the Company or the Compensation Committee of the Company's Board of Directors, which consent




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specifically refers to this Agreement, (y) prior to his Normal Retirement Date if the effective date of such retirement is on or after December 31, 1993, or
(z) on or after his Normal Retirement Date (such termination pursuant to the provisions of (x), (y) or (z) above shall hereafter be referred to in this Agreement as termination upon "Retirement"). For the purposes of this Agreement the "Agreement Period" shall mean the period of time this Agreement is in effect until its termination pursuant to Section 1 above.

         (i) Cause. The Company may terminate the Employee's employment for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment only upon (A) the willful and continued failure by the Employee to perform substantially all of the Employee's duties with the Company, which failure continues unabated for thirty (30) days after a demand for substantial performance is delivered to the Employee by the Company's Board of Directors that specifically identifies the manner in which such Board of Directors believes that the Employee has not substantially performed the Employee's duties, excluding, however, any such failure resulting from the Employee's incapacity due to physical or mental illness, or (B) the willful engaging by the Employee in gross misconduct materially and demonstrably injurious to the Company or its affiliates. For purposes of this subparagraph, an act or failure to act on the Employee's part shall be considered "willful" if done or omitted to be done by the Employee otherwise than in good faith and without reasonable belief that the Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated by the Company for Cause unless and until the Company shall have delivered to the Employee a copy of a resolution duly adopted by the Company's Board of Directors (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Company's Board of Directors) finding that in the good faith opinion of the Company's Board of Directors the Employee was guilty of conduct set forth in clauses (A) or (B) of the second sentence of this subsection (i) and specifying the particulars thereof in reasonable detail.

                 (ii) Good Reason. For purposes of this Agreement "Good Reason" shall mean any of the following, unless waived in writing by the Employee (which waiver shall specifically refer to this Agreement):

                 (A) the assignment to the Employee of any duties inconsistent with the Employee's positions, duties, responsibilities and status with the Company on the date hereof or a change in the Employee's reporting responsibilities, titles or offices as in effect on the date hereof (excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee), or any removal of the




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                          Employee from or any failure to re-elect or appoint
                          the Employee to any such responsibilities, titles, offices or positions, except in connection with the termination of the Employee's employment for Cause or death; or

                          (B) an involuntary reduction by the Company in the Employee's annual rate of base salary as in effect on the date hereof or as the same may be increased from time to time hereafter (referred to hereinafter as "Annual Base Salary"), except for such reductions in salary not to exceed 10% in the aggregate which affect all of the Company's senior executive officers, including the Chief Executive Officer, on a comparable basis; or

                          (C) the relocation of the Company's principal executive offices to a location outside of Houston, Texas, or the Company's requiring the Employee to relocate anywhere other than the location of the Company's principal executive offices, except for required travel on the Company's business to the extent substantially consistent with the Employee's business travel obligations immediately prior to the date hereof; or, in the event the Employee consents to any relocation of the Company's principal executive offices, the failure by the Company to (i) pay or reimburse the Employee, in accordance with the Company's policies in effect on the date hereof, for all reasonable moving expenses incurred by the Employee relating to a change of the Employee's principal residence in connection with such relocation, and (ii) indemnify the Employee, in accordance with the Company's policies in effect on the date hereof, against any loss (defined as the difference between the actual sale price of such residence and the fair market value of such residence as determined by a member of the Society of Real Estate Appraisers designated by the Employee and reasonably satisfactory to the Company) realized on the sale of the Employee's principal residence in connection with any such change of residence; or

                          (D) the failure by the Company to continue in effect any benefit or compensation plan, including but not limited to the Company's 1991 Incentive Plan, Incentive Compensation Plan, Retirement Plan,
                          Benefit Restoration Plan, Thrift Plan, Supplemental Retirement Plan, life insurance plan, health and accident plan and/or disability plan, in which the Employee is participating on the date hereof (unless replaced by a plan or program providing the Employee with substantially similar benefits), or the failure by the Company to permit the Employee to participate in any benefit




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                          or compensation plan offered to all employees or the
                          senior executive officers, or the taking of any action by the Company that would adversely affect the Employee's participation in or reduce the Employee's benefits under any of such plans or that would deprive the Employee of any fringe benefit enjoyed by the Employee, or the failure by the Company to provide the Employee with the number of paid vacation days and sick pay days to which the Employee is then entitled in accordance with the Company's normal vacation and sick pay policy in effect on the date hereof (excluding for the purpose of this subsection
                          (i) any isolated, insubstantial or inadvertent action not taken in bad faith which does not have a material adverse effect on the Employee's total benefit package as of the date hereof or (ii) any action relating to any of above described employee plans or benefits which action affects all employees on a comparable basis or the senior executive officers on a comparable basis, including the Chief Executive Officer); or

                          (E) the failure of a successor of the Company to assume and agree to perform this Agreement as provided in Section 8(i) of this Agreement; or

                          (F) the termination of this Agreement by the Company other than upon the Employee's death or 65th birthday.

Neither the Employee's physical or mental disability nor any action by the Company in connection therewith pursuant to the Transco Energy Company Disability Plan, as amended from time to time, or any other Company plans or programs relating to disabled employees, shall constitute "Good Reason."

                          (iii) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or upon consent of the Board of Directors of the Company shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the Date of Termination and the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                          (iv) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination; provided, however, that if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date as finally determined,




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         either by mutual written agreement of the parties or by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further, that for purposes of this Section 2, notwithstanding a final determination of the Date of Termination occurring beyond the Agreement Period, such termination shall be deemed to have occurred within the Agreement Period as of the initial date of the Notice of Termination.

                 3.  Compensation Upon Termination.

                 (i) If, during the Agreement Period, the Employee's employment with the Company shall be terminated for Cause or the Employee shall terminate his employment with the Company without the consent of the Board or other than for Good Reason or Retirement or death, the Company shall have no further obligations to the Employee under this Agreement.

                 (ii) If, during the Agreement Period, the Company shall terminate the Employee other than for death or Cause or the Employee shall terminate the Employee's employment with the Company with the consent of the Board of Directors of the Company (which consent shall specifically refer to this Agreement) or for Good Reason, then the Company shall:

                 (A) pay to the Employee in cash (by check) on the fifteenth and last day of each month (beginning with the fifteenth or last day of the month next following the Date of Termination) for a period of twelve consecutive months following the Date of Termination an amount equal to 1/24 of the Employee's Annual Base Salary; and

                 (B) pay to the Employee in a lump sum in cash (by check) as soon as practicable after the Date of Termination an amount equal to that portion of the Employee's Annual Base Salary earned, and vacation pay vested for the prior year and accrued for the current year, in each case, to the Date of Termination but not paid; and

                 (C) waive, on each date or dates when due, the premium charged by the Company to the Employee for continuation coverage under the Company's group health plan pursuant to the provisions of Part 6, Subtitle B of Title 1 of the Employee Retirement Income Security Act of 1974 ("COBRA"), during the first 12 months of such coverage, if, during the Agreement Period, the Employee is eligible for and timely elects such continuation coverage for himself and/or any qualifying beneficiary (as defined in COBRA), or any qualifying beneficiary so elects; and




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                (D) pay to the Employee in a lump sum in cash (by
                check) as soon as practicable after the Date of Termination an amount equal to the amount that would be payable to the employee under that certain Executive Supplemental Retirement Agreement (the "Supplemental Retirement Agreement"), dated December 10, 1990, between the Employee and the Company, the Employee being deemed, for the purposes of this
                Section 3(i)(D), to have met one or more of the qualifications for benefits set forth in Section 1.1 of the Supplemental Retirement Agreement on the Employee's Date of Termination, provided, however, that the benefit payable under this Section 3(i)(D) shall be "offset" or reduced by any amounts, if any, that are paid pursuant to the Supplemental Retirement Agreement; and

                (E) reimburse the Employee for tax planning and preparation services under the Company's then existing program until the tax return to the year in which the Agreement Period ends is filed; and

                (F) continue to provide financial planning services under the Company's existing program through the first anniversary of the Date of Termination; and

                (G) except in the case where the Employee terminates for the Good Reason described in Section 2(ii)(F) hereof, provide the services of a professional outplacement firm to the Employee until he commences new employment and reimburse the Employee, up to an aggregate of $10,000, for reasonable employment search, travel and lodging expenses, not otherwise reimbursable under this Agreement and not reimbursable by any other party; and

In addition, in such event:

                (H) all unvested stock options held by the Employee for more than six months which have been granted under the Company's 1983 Incentive Plan, 1991 Incentive Plan or any similar plan providing for the grant of employee stock options shall vest as of the Employee's Date of Termination; and

                (I) the post-termination exercise period for stock options held by the Employee which have been granted under the Company's 1983 Incentive Plan, 1991 Incentive Plan or any similar plan providing for the grant of employee stock options shall be extended for the lesser of 36 months or the number of months (including any




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                          fraction of a month) between the Employee's Date of
                          Termination and the expiration date of the stock option; and

                          (J) any restricted stock, restricted stock units or equity awards, granted under the Company's 1983 Incentive Plan, 1991 Incentive Plan or any similar plan providing for the grant of restricted stock, restricted stock units or equity awards, held by the Employee for more than six months shall be forfeited and the Company shall pay to the Employee in a lump sum in cash (by check) as soon as practicable after the Date of Termination an amount equal to the market value of restricted stock, restricted stock units or equity awards which would have vested or been awarded, as applicable, had (i) as to restricted stock and restricted stock units, the performance period for such restricted stock and restricted stock units ended as of the Employee's Date of Termination and a final award made based upon the Company's actual performance to the Date of Termination, and (ii) as to equity awards, the terms and conditions of such equity award been met.

                          (iii) If, during the Agreement Period, the Employee
shall die or terminate his employment with the Company upon Retirement, then the Company shall:

                          (A) pay to the Employee or his beneficiary, as applicable, on the fifteenth and last day of each month (beginning with the fifteenth or last day of the month next following the Date of Termination) during the one-year period following the Employee's Date of Termination an amount equal to 1/24 of the Employee's Annual Base Salary; and

                          (B) provide to the Employee the benefits set forth in Sections 3(ii)(D), (H)(I) and (J) hereof.

                 (iv) The benefits provided in Subsection 3(ii) and 3(iii) above shall be in addition to the benefits which may be provided to the Employee under the Transco Energy Company Retirement Plan, Benefit Restoration Plan, Tran$tock Plan or any other Transco Energy Company employee benefit plan or program of which the Employee may be a participant, except that, unless otherwise agreed to in writing, the Employee shall not be entitled to any benefit under the Company's Employee Severance Pay Plan or any other Company severance plan or program. The Employee will also be eligible for consideration of, but shall not be automatically entitled to, an award under the Transco Incentive Compensation Plan (the "TICP") or any successor annual incentive compensation plan in effect on the Employee's Date of Termination in which the Employee is a participant, in the manner provided for in the TICP or such successor plan, provided,




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         however, that if awards are paid to the Company's senior executive management, the Executive shall be eligible for such an award under the TICP or such successor plan on a comparable basis; and provided further, that for the purpose of calculating any benefit thereunder the Employee shall be deemed to have taken Early Retirement on the Date of Termination.

                 (v) If a Date of Termination occurs and the Employee subsequently becomes reemployed by the Company or its affiliates in any position (it being understood that neither the Company nor its affiliates has an obligation to offer any position to the Employee), the payments pursuant to Sections 3(ii)(A) hereof shall cease for the period the Employee is reemployed; provided, however, that if the Employee is subsequently reemployed by the Company in any position with an annual base salary which is less than the Annual Base Salary the Employee was receiving prior to his Date of Termination, then the difference in pay will be paid to the Employee for the remainder of the twelve month period described and at such times as stated in
         Section 3(ii)(A) hereof.

                 (vi) During the period in which the Employee is receiving payments hereunder, (except in the case when the Employee has been reemployed by the Company and is receiving payments provided for in
         Section 3(v) hereof), the Employee (i) shall not be or be deemed an employee, agent or representative of the Company for any purpose and shall have no authority to assume or create any commitment or obligation on behalf of the Company, and (ii) shall not be entitled to any benefits to which employees of the Company may be entitled, such as group life, health, dental or similar medical plans (except for COBRA continuation coverage), retirement plans, incentive compensation plans, vacations, sick pay or similar benefits, except for such benefits under any such plans or programs to which the Employee may be entitled to as a terminated or retired employee.

         4. Notice. For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, provided that all notices to the Company shall be directed to the Chief Administrative Officer of the Company, with a copy to the Secretary of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         5. Miscellaneous.   No provision of this Agreement may be modified,
waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and by the Chief Executive Officer or other authorized officer of the Company. No waiver by either party hereto at the time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other




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party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6. Arbitration. Any dispute or controversy arising out of or in connection with this Agreement relating to the existence, construction, validity, interpretation, meaning, performance, non-performance, enforcement, operation, breach, continuance or termination of this Agreement shall be submitted to arbitration pursuant to the following procedure:

                 (i) Either party may demand such arbitration in writing after the controversy arises, which demand shall include the name of the arbitrator appointed by the party demanding arbitration, together with a statement of the matter in controversy.

                 (ii) Within 15 days after such demand, the other party shall name an arbitrator, or in default thereof, such arbitrator shall be named by the Arbitration Committee of the American Arbitration Association, and the two arbitrators so selected shall name a third arbitrator within 15 days or, in the absence of such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association.

                 (iii) The Company shall bear all arbitration costs and expenses, including reasonable attorneys fees of the Employee, except that if the arbitrators determine, in the case where arbitration is initiated by the Employee, that the Employee's claims were frivolous or not made in good faith, then the Employee shall bear his attorney's fees.

                 (iv) The arbitration hearing shall be held at a site in Houston, Texas to be agreed to by a majority of the arbitrators on 10 days' written notice to the parties.

                 (v) The arbitration hearing shall be concluded within 10 days unless otherwise ordered by a majority of the arbitrators, and the award thereon shall be made within 10 days after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on the Employee and the Company, and judgment on such award may be entered by either such party in the highest court, state or federal, having jurisdiction.

         The parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.




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         7. Acknowledgment of Employee.  The Employee acknowledges that the
Company has encouraged the Employee to seek legal counsel in connection with this Agreement and that counsel to the Company, both in-house and outside counsel, if any, represent only the interest of the Company and not the interest of the Employee.

         8. Successors; Binding Agreement.

                 (i) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 8(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. The Employee's sole remedy for failure of a successor of the Company to agree to perform this Agreement shall be termination of employment for Good Reason pursuant to Section 2(ii) of this Agreement and the receipt of the benefits arising from such termination hereunder.

                 (ii) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Employee's personal or legal representatives, beneficiaries, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's beneficiary or beneficiaries or, if there be no such beneficiary or beneficiaries, to the Employee's estate. As used herein the term beneficiary or beneficiaries shall mean the Employee's beneficiary or beneficiaries designated on Exhibit 8(ii) attached hereto. The Employee may change his beneficiary or beneficiaries by completing a new beneficiary designation form.

         9. Employment With Subsidiaries. Employment with the Company for purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of all outstanding classes of stock or interests.

         10. Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of laws. The invalidity or unenforceability of any




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provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         11. Descriptive Headings. Descriptive headings are used for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         12. Counterparts. This Agreement may be executed in one or more counterparts, each which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         13. Termination Agreement. The amounts payable under Sections 3(ii)(A), (B) and (D) hereof shall be "offset" or reduced by any amounts, if any, that are paid under Sections 3(iii)(A), (C) and (F) of that certain Termination Agreement dated March 25, 1992, by and between the Employee and the Company.

         IN WITNESS WHEREOF, the Company and Employee have entered into this Agreement as of the day and year first above written.

                                   TRANSCO ENERGY COMPANY

                                   By: /s/ JOHN P. DESBARRES
                                   Name: John P. DesBarres
                                   Title: Chairman, President and Chief
                                           Executive Officer

                                   ADDRESS:  P.O. Box 1396
                                   Houston, Texas 77251
                                   Attention: President

                                   /s/ THOMAS W. SPENCER
                                   Thomas W. Spencer

                                   ADDRESS: 835 Chevy Chase Circle
                                   Sugar Land, Texas 77478




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